Exhibit 99.2

1st Quarter FY2021 Earnings Presentation Nasdaq: AUB April 22, 2021

Forward Looking Statements 2 Certain statements in this presentation may constitute “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995. Forward-looking statements are statements that include projections, predictions, expectations, or beliefs about future events or results that are not statements of historical fact. Such forward-looking statements are based on various assumptions as of the time they are made, and are inherently subject to known and unknown risks, uncertainties, and other factors, some of which cannot be predicted or quantified, that may cause actual results, performance, or achievements to be materially different from those expressed or implied by such forward-looking statements. Forward-looking statements are often accompanied by words that convey projected future events or outcomes such as “expect,” “believe,” “estimate,” “plan,” “project,” “anticipate,” “intend,” “will,” “may,” “view,” “opportunity,” “potential,” or words of similar meaning or other statements concerning opinions or judgment of Atlantic Union Bankshares Corporation (“Atlantic Union” or the “Company”) and its management about future events. Although the Company believes that its expectations with respect to forward-looking statements are based upon reasonable assumptions within the bounds of its existing knowledge of its business and operations, there can be no assurance that actual results, performance, or achievements of, or trends affecting, the Company will not differ materially from any projected future results, performance, or achievements expressed or implied by such forward-looking statements. Actual future results, performance, achievements or trends may differ materially from historical results or those anticipated depending on a variety of factors, including, but not limited to the effects of or changes in: • changes in interest rates; • general economic and financial market conditions, in the United States generally and particularly in the markets in which the Company operates and which its loans are concentrated, including the effects of declines in real estate values, an increase in unemployment levels and slowdowns in economic growth, including as a result of COVID-19; • the quality or composition of the loan or investment portfolios and changes therein; • demand for loan products and financial services in the Company’s market area; • the Company’s ability to manage its growth or implement its growth strategy; • the effectiveness of expense reduction plans; • the introduction of new lines of business or new products and services; • the Company’s ability to recruit and retain key employees; • the incremental cost and/or decreased revenues associated with exceeding $10 billion in assets; • real estate values in the Bank’s lending area; • an insufficient ACL; • changes in accounting principles; • the Company’s liquidity and capital positions; • concentrations of loans secured by real estate, particularly commercial real estate; • the effectiveness of the Company’s credit processes and management of the Company’s credit risk; • the Company’s ability to compete in the market for financial services and increased competition relating from fintech companies; • technological risks and developments, and cyber threats, attacks, or events; • the potential adverse effects of unusual and infrequently occurring events, such as weather- related disasters, terrorist acts or public health events (such as COVID-19), and of governmental and societal responses thereto; these potential adverse effects may include, without limitation, adverse effects on the ability of the Company's borrowers to satisfy their obligations to the Company, on the value of collateral securing loans, on the demand for the Company's loans or its other products and services, on incidents of cyberattack and fraud, on the Company’s liquidity or capital positions, on risks posed by reliance on third-party service providers, on other aspects of the Company's business operations and on financial markets and economic growth; • the effect of steps the Company takes in response to COVID-19, the severity and duration of the pandemic, the uncertainty regarding new variants of COVID-19 that have emerged, the speed and efficacy of vaccine and treatment developments, the impact of loosening or tightening of government restrictions, the pace of recovery when the pandemic subsides and the heightened impact it has on many of the risks described herein; • the discontinuation of LIBOR and its impact on the financial markets, and the Company’s ability to manage operational, legal and compliance risks related to the discontinuation of LIBOR and implementation of one or more alternate reference rates; • performance by the Company’s counterparties or vendors; • deposit flows; • the availability of financing and the terms thereof; • the level of prepayments on loans and mortgage-backed securities; • legislative or regulatory changes and requirements, including the impact of the CARES Act, as amended by the CAA, and other legislative and regulatory reactions to COVID-19; • potential claims, damages, and fines related to litigation or government actions, including litigation or actions arising from the Company’s participation in and administration of programs related to COVID-19, including, among other things, the CARES Act, as amended by the CAA; • the effects of changes in federal, state or local tax laws and regulations; • monetary and fiscal policies of the U.S. government, including policies of the U.S. Department of the Treasury and the Federal Reserve; • changes to applicable accounting principles and guidelines; and • other factors, many of which are beyond the control of the Company. Please refer to the “Risk Factors” and “Management’s Discussion and Analysis of Financial Condition and Results of Operations” sections of the Company’s Annual Report on Form 10-K for the year ended December 31, 2020 and comparable “Risk Factors” sections of the Company’s Quarterly Reports on Form 10-Q and related disclosures in other filings, which have been filed with the SEC and are available on the SEC’s website at www.sec.gov. All of the forward-looking statements made in this press release are expressly qualified by the cautionary statements contained or referred to herein. The actual results or developments anticipated may not be realized or, even if substantially realized, they may not have the expected consequences to or effects on the Company or its businesses or operations. Readers are cautioned not to rely too heavily on the forward-looking statements contained in this presentation. Forward-looking statements speak only as of the date they are made and the Company does not undertake any obligation to update, revise or clarify these forward-looking statements, whether as a result of new information, future events or otherwise.

Additional Information 3 Non-GAAP Financial Measures This presentation contains certain financial information determined by methods other than in accordance with generally accepted accounting principles in the United States (“GAAP”). These non-GAAP disclosures have limitations as analytical tools and should not be considered in isolation or as a substitute for analysis of our results as reported under GAAP, nor are they necessarily comparable to non-GAAP performance measures that may be presented by other companies. The Company uses the non-GAAP financial measures discussed herein in its analysis of the Company’s performance. The Company’s management believes that these non-GAAP financial measures provide additional understanding of ongoing operations, enhance comparability of results of operations with prior periods and show the effects of significant gains and charges in the periods presented without the impact of items or events that may obscure trends in the Company’s underlying performance. Please see “Reconciliation of Non-GAAP Disclosures” at the end of this presentation for a reconciliation to the nearest GAAP financial measure. No Offer or Solicitation This presentation does not constitute an offer to sell or a solicitation of an offer to buy any securities. No offer of securities shall be made except by means of a prospectus meeting the requirements of the Securities Act of 1933, as amended, and no offer to sell or solicitation of an offer to buy shall be made in any jurisdiction in which such offer, solicitation or sale would be unlawful. About Atlantic Union Bankshares Corporation Headquartered in Richmond, Virginia, Atlantic Union Bankshares Corporation (Nasdaq: AUB) is the holding company for Atlantic Union Bank. Atlantic Union Bank has 129 branches and approximately 150 ATMs located throughout Virginia, and in portions of Maryland and North Carolina. Atlantic Union Bank Wealth Management is a brand name used by Atlantic Union Bank and certain affiliates when providing trust, wealth management, private banking, and investment advisory products and services. Certain non-bank affiliates of Atlantic Union Bank include: Old Dominion Capital Management, Inc., and its subsidiary, Outfitter Advisors, Ltd., and Dixon, Hubard, Feinour, & Brown, Inc., which provide investment advisory services; Atlantic Union Financial Consultants, LLC, which provides brokerage services; and Union Insurance Group, LLC, which offers various lines of insurance products.

2021 Operating Environment 4 Soundness Profitability Growth At March 31,2021 Assets $19.9B Loans $14.3B Deposits $16.3B Managing through COVID- 19 pandemic: • Pivoted to a new remote work and branch operating model • Focused on Teammates, clients, communities and shareholders • SBA Paycheck Protection Program • Adapting to meet new reality AUB governing philosophy –“Soundness, Profitability, & Growth – in that order of priority” Focused on the safety, soundness and profitability of the Company: • Take care of our Teammates and clients • Mitigate credit risk • Align the expense base to the new revenue reality • Achieve and maintain top-tier financial performance Regardless of the operating environment, our goal of achieving and maintaining top-tier financial performance remains the same AUB(129) AUB LPO (3)

Banking Differently 5 Digital logins 50% from March 31, 2020 to March 31, 2021 Mobile check deposits 33% from March 31, 2020 to March 31, 2021 Zelle utilization 158% from March 31, 2020 to March 31, 2021 Card control active users 241% from April 1, 2020 to March 31, 2021 Q1 2021 Banking Capability Enhancements • Launched “On Demand” which provides new deposit account customers with pre- qualified credit/lending offers at the time they open their account. • Announced a newly hired dedicated leader of Business Banking as part of our increased focus on this opportunity. • Rebranded Middleburg Financial to Atlantic Union Bank Wealth Management to capture the benefits of being associated with a banking institution and continued to make progress on the rollout of the enhanced wealth platform using Black Diamond technology. • Enhanced the call center technology to reduce time needed to authenticate callers.

Covid-19 Loan Modifications

Remaining COVID-19 Loan Modifications as of April 15, 2021

Loan Class	Count	Balances	% Bal.	Avg. Balance
Commercial & Industrial	2	$ 823,999	1.3%	$ 412,000
Commercial Real Estate	17	34,893,261	54.6%	2,052,545
Construction, Land & Development	6	18,887,341	29.5%	3,147,890
Consumer[1]	160	9,340,525	14.6%	58,378
Residential 1-4 Family	32	7,240,145	11.3%	226,255
Residential 1-4 Family - Revolving	6	464,782	0.7%	77,464
Indirect Auto	59	1,021,554	1.6%	17,314
Other Consumer	63	614,044	1.0%	9,747
Total	**185**	**$ 63,945,126**	**100.0%**	**$ 345,649**
COVID-19 Balance Mods as of April 15, 2021 as % Total Loan Portfolio as of March 31, 2021			0.4%	
COVID-19 Balance Mods as of April 15, 2021 as % Total Loan Portfolio as of March 31, 2021 excluding PPP (non-GAAP)[2]			0.5%	

- As of April 15, 2021 ~$64 million in loans, or 0.5% of the total loan portfolio excluding PPP loans, are in some form of a COVID Modification of which 85% of the balances are Commercial loans.
- ~44% of the remaining commercial loan modifications as of April 15, 2021 are under a payment deferral modification and ~56% have an interest only modification

Note: Figures may not total to 100% due to rounding

1) Consumer loan modifications as of April 15, 2021, except 3rd party consumer loans which are as of March 31,2021

2) For non-GAAP financial measures, see reconciliation to most directly comparable GAAP measures in "Appendix – Reconciliation of Non-GAAP Disclosures"

Atlantic Union Bankshares

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COVID-19 Sensitive Loan Segment Details 7 Total Portfolio as of March 31, 2021 Remaining Modifications as of April 15, 2021 Count Balance Exposure Count Balance % of Portfolio Retail Trade 1,074 $ 535,806,799 $ 590,334,281 1 $ 401,117 0.1% Restaurant 524 $ 209,862,124 $ 217,569,767 2 $ 1,704,564 0.8% Senior Living 55 $ 363,840,289 $ 425,983,282 1 $ 2,087,670 0.6 % Hotels 212 $ 676,042,391 $ 773,928,591 7 $ 43,966,021 6.5% Health Care 930 $ 585,420,955 $ 643,051,135 - $ 0 0% Total Sensitive Segments 2,795 $ 2,370,972,558 $ 2,650,867,056 11 $ 48,159,372 2.0% Retail Trade: ~78% secured by real estate; 1 client in modification Restaurants: Early modifications made; 85% secured by real estate Senior Living: 1 client in modification Hotel: Primarily flagged non-resort hotel properties Health Care: ~83% secured by real estate; All clients have come off of modification

2021 Operating Environment – Managing through the Pandemic 8 Soundness Profitability Growth During challenging times, it is important to remember our governing philosophy –“Soundness, Profitability, & Growth – in that order of priority” ➢ This core philosophy is serving us well as we manage the Company through the current coronavirus pandemic crisis. We continue to effectively manage through the pandemic with an intense focus on: ➢ Taking care of our Teammates and clients – they will remember how we treated them during this period. ➢ Mitigating credit risk – batten down the hatches and protect the Bank by working with our business and consumer clients to assist them through these tough times. ➢ Aligning the expense base to the lower for longer interest rate environment – ensure sustained top tier financial performance on the other side. We believe that by effectively managing through this crisis, we have become a stronger, more agile company that is well positioned to take advantage of growth opportunities as economic activity normalizes.

Q1 2021 Financial Performance At-a-Glance 9 Summarized Income Statement 1Q2021 4Q2020 Net interest income $ 134,898 $ 145,604 Provision for credit losses (13,624) (13,813) Noninterest income 30,985 32,241 Noninterest expense 111,937 121,668 Taxes 11,381 10,560 Net income (GAAP) 56,189 59,430 - Gain on sale of securities, net of tax 62 - + Net losses related to balance sheet repositioning, net of tax 11,609 16,440 Adjusted operating earnings (non-GAAP) $ 67,736 $ 75,870 Dollars in thousands For non-GAAP financial measures, see reconciliation to most directly comparable GAAP measures in “Appendix – Reconciliation of Non-GAAP Disclosures” ▪ Net income available to common shareholders for the first quarter was $53.2 million or 67 cents per share, down $3.2 million or 5 cents per share from the prior quarter primarily due to the decline in net interest income related to lower PPP accretion partially offset by lower balance sheet restructuring costs. ▪ Adjusted operating earnings (non-GAAP) decreased $8.1 million to $67.7 million for 1Q 2021 from $75.9 million in the fourth quarter primarily due to lower net interest income driven by the lower day count in the first quarter and the $7.2 million decline in PPP loan fee accretion interest income due to lower levels of PPP loans processed for forgiveness during the current quarter versus the prior quarter. ▪ First quarter net income and adjusted operating earnings also include branch closure costs of approximately $1.1 million related to the consolidation of 5 branches in 2021. 1Q2021 4Q2020 Net Income avaliable to common shareholders $ 53,222 $ 56,463 Common EPS, diluted $ 0.67 $ 0.72 ROE 8.38% 8.82% ROTCE (non-GAAP) 14.58% 15.60% ROA 1.16% 1.19% Efficiency ratio 67.48% 68.41% Net interest margin 3.09% 3.25% Dollars in thousands except per share amounts Reporting Earnings Metrics 1Q2021 4Q2020 Adjusted operating earnings available to common shareholders $ 64,769 $ 72,903 Adjusted operating common EPS, diluted $ 0.82 $ 0.93 Adjusted operating ROA 1.40% 1.52% Adjusted operating ROTCE 17.58% 19.91% Adjusted operating efficiency ratio (FTE) 55.38% 53.59% Net interest margin (FTE) 3.16% 3.32% Adjusted operating earnings PTPP $ 68,563 $ 76,987 Dollars in thousands, PTPP = Pre-tax Pre-provision Adjusted Operating Earnings Metrics - non-GAAP

Q1 Allowance For Credit Loss (ACL) and Provision for Credit Losses

$ in millions	Allowance for Loan & Lease Losses	Reserve for Unfunded Commitments	Allowance for Credit Losses
1/1/2020 CECL Opening Balance % of loans	$90MM *.71%*	$5MM *.04%*	$95MM *.75%*
CECL Adoption through Q4 2020	+$71MM • *Increase attributable to COVID-19 induced recession; large increase for COVID-19 sensitive portfolios*	+$5MM • *Increase due to higher expected loss related to COVID-19 environment*	+$76MM • *$76 million build ($87 million provision for credit losses less $11 million net charge-offs)*
12/31/2020 Ending Balance % of loans	$161MM (1.14%; *1.25% excl. PPP loans*)	$10MM (.07%; *.08% excl. PPP loans*)	$171MM (1.22%; *1.33% excl. PPP loans*)
Q1 2021	-$18MM • *Decrease due to improved baseline economic outlook and continued strong credit metrics and payment performance on previously-modified loans*	$3MM • *Increase due to higher funding assumptions on unfunded construction projects*	-$15MM • *$14 million benefit from Provision for Credit Losses and $1 million net charge-offs*
3/31/2021 Ending Balance % of loans	$143MM (1.00%; *1.12% excl. PPP loans*)	$13MM (.09%; *.10% excl. PPP loans*)	$156MM (1.09%; *1.22% excl. PPP loans*)

Q1 Macroeconomic Forecast

Moody's March Baseline Forecast

- US GDP returns to pre-COVID levels in Q2 2021 and averages 5.7% growth in 2021 and 2022. The unemployment rate averages 5.7% in 2021 and 4.3% in 2022.
- Virginia's unemployment rate averages 4% over the 2-year forecast, declining to 3.5% by Q1 2023; compares to a December forecast of 5% average and ending just under 4.5%.
- 2-year reasonable and supportable period; followed by reversion to the historical loss average over 2 years.

Q1 Additional Considerations

- Additional qualitative factors for COVID-19 sensitive portfolios and adjustments to account for the probability of worse-than Baseline economic performance.
- Excluding 3rd party consumer loans, the ACL at Q1 2021 is more than double the CECL Day 1 ACL level.

Regulatory Capital: Opted into 2 year CECL adoption capital impact delay with 25% of cumulative Day 2 impact added back to Common Equity Tier 1 capital through 2021. 3-year regulatory CECL capital phase-in begins in 2022

Atlantic Union Bankshares

Note: Figures may not foot due to rounding

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3.32% 2.50% 2.60% 2.70% 2.80% 2.90% 3.00% 3.10% 3.20% 3.30% 3.40% Quarter 4 NIM Core Loan Yield with Fees PPP Loans with Fees Core Deposit Rate Earning Asset and Funding Mix Benefit Quarter 1 NIM Net Interest Margin (FTE): Drivers of Change Q4 2020 to Q1 2021 -9 bps -14 bps 6 bps 2 bps 3.16% Total Loan Yield 11 Q1 2021 Net Interest Margin Market Rates 1Q2021 4Q2020 EOP Avg EOP Avg Fed funds 0.25% 0.25% 0.25% 0.25% Prime 3.25% 3.25% 3.25% 3.25% 1-month Libor 0.11% 0.12% 0.14% 0.15% 2-year Treasury 0.16% 0.13% 0.12% 0.15% 10 - year Treasury 1.74% 1.31% 0.91% 0.85% Margin Overview 1Q2021 4Q2020 Net interest margin (FTE) 3.16% 3.32% Loan yield 3.69% 3.99% Investment yield 2.79% 2.80% Earning asset yield 3.46% 3.69% Cost of deposits 0.23% 0.30% Cost of interest-bearing deposits 0.32% 0.42% Cost of borrowings 2.57% 1.89% Cost of funds 0.30% 0.37% Presented on an FTE basis Approximately 14% of the loan portfolio (ex. PPP) have floors Loan Portfolio Pricing Mix with PPP w/o PPP Fixed 55% 50% 1 Month Libor 30% 33% Prime 9% 10% Other 6% 7% Total 100% 100% -23 bps

12 Noninterest income decreased from the prior quarter to $31.0 million from $32.2 million due to: ▪ A decrease in service charges on deposit accounts of $1.2 million due to a decrease in overdraft fees ▪ A decrease of $858,000 in mortgage banking income driven by a seasonal decline in mortgage origination volumes and lower refinance loan volume ▪ A decrease in interest rate swap income of $950,000 due to lower transaction volumes ▪ First quarter increases include an increase in fiduciary and asset management fees of $368,000 ▪ An increase in insurance related income of $481,000 ▪ An increase of unrealized gains on equity method investments of approximately of $700,000 Q1 2021 Noninterest Income and Noninterest Expense Noninterest expense decreased from the prior quarter to $112.0 million from $121.7 million due to: ▪ A $6.1 million lower loss on debt extinguishment resulting from the prepayment of long-term Federal Home Loan Bank advances in the first quarter of 2021 versus the fourth quarter of 2020; ▪ A decrease of approximately $5.0 million in salaries and benefits, driven by lower performance based variable incentive compensation and profit-sharing expenses during the first quarter of 2021 partially offset by seasonal increases in payroll and 401k contribution expense; ▪ A decrease in OREO and related credit expenses, driven by gains on the sale of closed branches of $575,000; ▪ A $1.2 million increase in professional service costs driven by increases in legal fees and costs related to strategic projects; ▪ Approximately $1.1 million in branch closure costs for the quarter up from $790,000 in prior quarter; ▪ COVID-19 related expenses of $300,000 for the first quarter down from $450,000 in the fourth quarter; and ▪ Approximately $500,000 in expenses related to PPP round 1 loan forgiveness processing and PPP round 2 loan set-up costs incurred during the first quarter down from $716,000 in the fourth quarter. $ in thousands 1Q2021 4Q2020 Salaries and benefits $ 52,660 $ 57,649 Occupancy expenses 7,315 7,043 Furniture and equipment expenses 3,968 3,881 Technology and data processing 6,904 6,742 Professional services 4,960 3,797 Marketing and advertising expense 2,044 2,473 FDIC assessment premiums and other insurance 2,307 2,393 Other taxes 4,436 4,119 Loan-related expenses 1,877 2,004 OREO and credit-related expenses (114) 511 Amortization of intangible assets 3,730 3,897 Loss on debt extinguishment 14,695 20,810 Other expenses 7,155 6,349 Total noninterest expenses $ 111,937 $ 121,668 Less: amortization of intangible assets 3,730 3,897 Less: Loss on debt extinguishment 14,695 20,810 Total adjusted operating noninterest expense (non-GAAP) $ 93,512 $ 96,961 Noninterest Expense $ in thousands 1Q2021 4Q2020 Service charges on deposit accounts $ 5,509 $ 6,702 Other service charges, commissions and fees 1,701 1,692 Interchange fees 1,847 1,884 Fiduciary and asset management fees 6,475 6,107 Mortgage banking income 8,255 9,113 Bank owned life insurance income 2,265 2,057 Loan-related interest rate swap fees 1,754 2,704 Other operating income 3,179 1,982 Total noninterest income $ 30,985 $ 32,241 Less: Gain on sale of securities 78 - Total Adjusted operating noninterest income (non-GAAP) $ 30,907 $ 32,241 Noninterest Income

Q1 2021 Loan and Deposit Growth

Loan Growth (Dollars in thousands)	1Q2021	4Q2020	Annualized Growth
Commercial & Industrial, ex PPP	$ 2,107,331	$ 2,095,236	2.3%
Commercial real estate - owner occupied	2,083,155	2,128,909	-8.7%
Other Commercial, ex PPP	509,596	478,677	26.2%
Total Commercial & Industrial	4,700,082	4,702,822	-0.2%
Commercial real estate - non-owner occupied	3,671,471	3,657,562	1.5%
Construction and land development	884,303	925,798	-18.2%
Multifamily real estate	842,906	814,745	14.0%
Residential 1-4 Family - Commercial	658,051	671,949	-8.4%
Total CRE & Construction	6,056,731	6,070,054	-0.9%
Total Commercial Loans, ex PPP	**$ 10,756,813**	**$ 10,772,876**	**-0.6%**
Residential 1-4 Family - Consumer	816,916	822,866	-2.9%
Residential 1-4 Family - Revolving	563,786	596,996	-22.6%
Auto	406,349	401,324	5.1%
Consumer	215,711	247,730	-52.5%
Total Consumer Loans	**2,002,762**	**2,068,916**	**-13.0%**
PPP Loans	1,512,714	1,179,552	114.7%
Total Loans Held for Investment	**14,272,280**	**14,021,314**	**7.3%**
Less: PPP Loans	1,512,714	1,179,522	114.7%
Total Loans Held for Investment, ex PPP	**$ 12,759,566**	**$ 12,841,792**	**-2.6%**
Average Loan Yield	**3.69%**	**3.99%**	

Deposit Growth (Dollars in thousands)	1Q2021	4Q2020	Annualized Growth
NOW accounts	$ 3,612,135	$ 3,621,181	-1.0%
Money market accounts	4,244,092	4,248,335	-0.4%
Savings accounts	991,418	904,095	39.2%
Time deposits > $250,000	619,040	654,224	-21.8%
Other time deposits	1,764,933	1,926,227	-34.0%
Total Time deposits	2,383,973	2,580,451	-30.9%
Total interest-bearing deposits	11,231,618	11,354,062	-4.4%
Demand deposits	5,066,399	4,368,703	64.8%
Total deposits	**$ 16,298,017**	**$ 15,722,765**	**14.9%**
Average Cost of Deposits	**0.23%**	**0.30%**	
Loan to Deposit Ratio	**87.6%**	**89.2%**	

- At March 31, 2021, loans held for investment increased $251.0 million or 7.3% (annualized) from the prior quarter driven by the addition of $512 million of Round 2 PPP loans partially offset by approximately $165 million in Round 1 PPP loans that were forgiven during the first quarter.
- Excluding PPP loans, total loans declined by 2.6% (annualized)
  - For the first quarter, total Commercial loans fell 0.6% annualized driven by declines in construction and land development loans and owner occupied real estate.
  - Consumer loans declined 13% annualized in the quarter driven by net attrition in the mortgage and home equity line loan portfolios and third party consumer balance run-off partially offset by growth in indirect auto balances.
  - Average loan yields decreased 30 basis points during the quarter primarily due to decreased PPP fee accretion income resulting from fewer SBA forgiven PPP loans during the first quarter. Excluding PPP loans, loan yields declined 14 basis points to 3.72% in the first quarter.
- Deposits increased $575.3 million, or 14.8% (annualized) in the first quarter from the prior quarter due to higher demand deposits and savings accounts partially offset by declines in time deposits.
  - Low cost transaction accounts comprised 53% of total deposit balances at the end of the first quarter, which is above fourth quarter levels of 51%.
  - The cost of deposits declined by 7 basis points during the quarter driven by interest bearing deposit costs declining by 10 basis points from the fourth quarter due to the continued aggressive repricing of deposits and the maturity of high cost time deposits in the quarter.

Atlantic Union Bankshares

For non-GAAP financial measures, see reconciliation to most directly comparable GAAP measures in "Appendix – Reconciliation of Non-GAAP Disclosures"

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Strong Liquidity Position and Multiple Sources of Liquidity 14 • Strong liquidity metrics: ~$8.1 billion in unrestricted cash, unpledged securities, and secured and unsecured borrowing capacity as of March 31, 2021. Loans to Total Deposits Ratio of 88% at March 31, 2021. • Paycheck Protection Program loans of approximately $1.5 billion outstanding at March 31, 2021 are being funded primarily with customer deposits. During the first quarter the Company terminated $200 million in fixed rate term FHLB advances. • Holding company cash of $92 million with available dividend capacity (net of current year’s dividends paid) of $191 million from bank to holding company without prior regulatory approval. Liquidity Sources (March 31, 2021) Amount ($mm) Total Cash and Cash Equivalents (unrestricted) $ 246 Unpledged Investment Securities (market value) 2,122 FHLB Borrowing Availability 3,104 Fed Discount Window Availability 270 PPP Liquidity Facility Availability 1,546 Fed Funds Lines 829 Line of Credit at Correspondent Bank 25 Total Liquidity Sources $ 8,143

Strong Capital Position at March 31, 2021

Capital Ratio	Regulatory Well Capitalized	Atlantic Union Bankshares*	Atlantic Union Bank*
Common Equity Tier 1 Ratio (CET1)	7.0%	10.6%	12.9%
Tier 1 Capital Ratio	8.5%	11.7%	12.9%
Total Risk Based Capital Ratio	10.5%	14.3%	13.5%
Leverage Ratio	5.0%	9.2%	10.1%
Tangible Common Equity Ratio (non-GAAP)[4]	-	8.2%	10.0%

*Capital information presented herein is based on estimates and subject to change pending the Company's filing of its regulatory reports

Quarterly Roll Forward	Common Equity Tier 1 Ratio	Tangible Common Equity Ratio	Tangible Book Value per Share
At 12/31/2020	**10.26%**	**8.31%**	**$19.78**
Pre-Provision Net Income	0.29%	0.23%	0.54
After-Tax Provision	0.08%	0.06%	0.14
CECL Transition Adjustment [1]	-0.02%	--	--
Common Dividends [2]	-0.14%	-0.11%	(0.26)
AOCI	--	-0.19%	(0.44)
Other	0.04%	0.03%	0.01
Asset Growth	0.06%	-0.10%	--
At 3/31/21 - Reported	**10.56%**	**8.24%**	**$19.78**
PPP Loan Balances Impact [3]	--	0.72%	--
At 3/31/21 - Excluding PPP Balances	**10.56%**	**8.96%**	**$19.78**

[1] 25% of the increase in ACL as compared to the Day 1 estimate of CECL
[2] 25 cents per share
[3] Approximately $1.5 billion

Capital Management

- Atlantic Union capital management objectives are to:
  - Maintain designation as a "well capitalized" institution.
  - Ensure capital levels are commensurate with the Company's risk profile, capital stress test projections, and strategic plan objectives.
  - Tangible common equity above 8.5% is considered excess capital assuming "well capitalized" regulatory capital ratios are maintained.
    - Excess capital can be deployed for share repurchases, higher shareholder dividends and/or acquisitions.
- The Company's capital ratios are well above regulatory well capitalized levels as of 3/31/2021.
- During the first quarter, the Company paid dividends of $0.25 per common share and $171.88 per outstanding share of Series A Preferred Stock.

Stress Testing

- As a matter of sound enterprise risk management practice, the Company periodically conducts capital, credit and liquidity stress tests for scenarios such as the current operating environment.
- Results from these internal stress tests provides confidence that throughout the pandemic crisis AUB will remain well-capitalized and that it has the necessary liquidity and access to multiple funding sources to meet the challenges of COVID-19.

Atlantic Union Bankshares

Figures may not foot due to rounding

4) Non-GAAP financial measure. For non-GAAP financial measures, see reconciliation to most directly comparable GAAP measures in "Appendix – Reconciliation of Non-GAAP Disclosures"

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Appendix

Reconciliation of Non-GAAP Disclosures 17 Operating Earnings Per Share The Company has provided supplemental performance measures on a tax-equivalent, tangible, operating, adjusted, or pre-tax pre-provision basis. These non-GAAP financial measures are supplements to GAAP, which is used to prepare the Company’s financial statements, and should not be considered in isolation or as a substitute for comparable measures calculated in accordance with GAAP. In addition, the Company’s non-GAAP financial measures may not be comparable to non-GAAP financial measures of other companies. The Company uses the non-GAAP financial measures discussed herein in its analysis of the Company’s performance. The Company’s management believes that these non-GAAP financial measures provide additional understanding of ongoing operations, enhance comparability of results of operations with prior periods and show the effects of significant gains and charges in the periods presented without the impact of items or events that may obscure trends in the Company’s underlying performance.

Reconciliation of Non-GAAP Disclosures

Adjusted operating measures exclude the gains or losses related to balance sheet repositioning (principally composed of gains and losses on debt extinguishment) and gains or losses on sale of securities. The Company believes these non-GAAP adjusted measures provide investors with important information about the combined economic results of the organization's operations. Additionally, the Company believes that return on tangible common equity (ROTCE) is a meaningful supplement to GAAP financial measures and useful to investors because it measures the performance of a business consistently across time without regard to whether components of the business were acquired or developed internally.

ADJUSTED OPERATING EARNINGS & FINANCIAL METRICS			
	For the three months ended		
(Dollars in thousands, except per share amounts)	1Q2021	4Q2020	1Q2020
Net income			
Net Income (GAAP)	$ 56,189	$ 59,430	$ 7,089
Plus: Net losses related to balance sheet repositioning, net of tax	11,609	16,440	1,398
Less: Gain on sale of securities, net of tax	62	-	1,529
Adjusted operating earnings (non-GAAP)	$ 67,736	$ 75,870	$ 6,958
Less: Dividends on preferred stock	2,967	2,967	-
Adjusted operating earnings available to common shareholders (non-GAAP)	$ 64,769	$ 72,903	$ 6,958
Earnings per share (EPS)			
Weighted average common shares outstanding, diluted	78,884,235	78,740,351	79,317,382
EPS available to common shareholders, diluted (GAAP)	$ 0.67	$ 0.72	$ 0.09
Adjusted operating EPS available to common shareholders (non-GAAP)	$ 0.82	$ 0.93	$ 0.09
Return on assets (ROA)			
Average assets	$ 19,686,854	$ 19,817,318	$ 17,559,921
ROA (GAAP)	1.16%	1.19%	0.16%
Adjusted operating ROA (non-GAAP)	1.40%	1.52%	0.16%
Return on equity (ROE)			
Adjusted operating earnings available to common shareholders (non-GAAP)	$ 64,769	$ 72,903	$ 6,958
Plus: Amortization of intangibles, tax effected	2,947	3,079	3,477
Net operating earnings available to common shareholders before amortization of intangibles (non-GAAP)	$ 67,716	$ 75,982	$ 10,435
Average common equity (GAAP)	$ 2,719,941	$ 2,679,170	$ 2,485,646
Less: Average intangible assets	991,010	994,591	1,006,843
Less: Average perpetual preferred stock	166,356	166,356	-
Average tangible common equity (non-GAAP)	$ 1,562,575	$ 1,518,223	$ 1,478,803
ROE (GAAP)	8.38%	8.82%	1.15%
Return on tangible common equity (ROTCE)			
Net Income available to common shareholders (GAAP)	$ 53,222	$ 56,463	$ 7,089
Plus: Amortization of intangibles, tax effected	2,947	3,079	3,477
Net Income available to common shareholdes before amortization of intangibles (non-GAAP)	$ 56,169	$ 59,542	$ 10,566
ROTCE	14.58%	15.60%	2.87%
Adjusted operating ROTCE (non-GAAP)	17.58%	19.91%	2.84%

Atlantic Union Bankshares

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Reconciliation of Non-GAAP Disclosures 19 Operating Earnings Per Share Pre-tax pre-provision adjusted earnings excludes the provision for credit losses, which can fluctuate significantly from period-to-period under the CECL methodology, income tax expense, gains or losses related to balance sheet repositioning (principally composed of gains and losses on debt extinguishment), and gains or losses on sale of securities. The Company believes this adjusted measure provides investors with important information about the combined economic results of the organization’s operations. (Dollars in thousands, except per share amounts) 1Q2021 4Q2020 1Q2020 Net income Net income (GAAP) 56,189 $ 59,430 $ 7,089 $ Plus: Provision for credit losses (13,624) (13,813) 60,196 Plus: Income tax expense 11,381 10,560 985 Plus: Net losses related to balance sheet repositioning 14,695 20,810 1,769 Less: Gain on sale of securities 78 - 1,936 PTPP adjusted operating earnings (non-GAAP) 68,563 $ 76,987 $ 68,103 $ PRE-TAX PRE-PROVISION ADJUSTED OPERATING EARNINGS For the three months ended

Reconciliation of Non-GAAP Disclosures 20 Operating Earnings Per Share The adjusted operating efficiency ratio (FTE) excludes the amortization of intangible assets and gains or losses related to balance sheet repositioning (principally composed of gains and losses on debt extinguishment). This measure is similar to the measure utilized by the Company when analyzing corporate performance and is also similar to the measure utilized for incentive compensation. The Company believes this adjusted measure provides investors with important information about the combined economic results of the organization’s operations. (Dollars in thousands) 1Q2021 4Q2020 1Q2020 Noninterest expense (GAAP) 111,937 $ 121,668 $ 95,645 $ Less: Amortization of intangible assets 3,730 3,897 4,401 Less: Losses related to balance sheet repositioning 14,695 20,810 - Adjusted operating noninterest expense (non-GAAP) 93,512 $ 96,961 $ 91,244 $ Net interest income (GAAP) 134,898 $ 145,604 $ 135,008 $ Net interest income (FTE) (non-GAAP) 137,951 148,688 137,766 Noninterest income (GAAP) 30,985 $ 32,241 $ 28,907 $ Less: Gains (losses) on balance sheet repositioning - - (1,769) Less: Gain on sale of securities 78 - 1,936 Adjusted operating noninterest income (non-GAAP) 30,907 $ 32,241 $ 28,740 $ Efficiency ratio (GAAP) 67.48% 68.41% 58.35% Adjusted operating efficiency ratio (FTE) (non-GAAP) 55.38% 53.59% 54.80% ADJUSTED OPERATING EFFICIENCY RATIO For the three months ended

Reconciliation of Non-GAAP Disclosures 21 Operating Earnings Per Share (Dollars in thousands) 1Q2021 4Q2020 1Q2020 Net interest income (GAAP) 134,898 $ 145,604 $ 135,008 $ FTE adjustment 3,053 3,084 2,758 Net interest income (FTE) (non-GAAP) 137,951 $ 148,688 $ 137,766 $ Average earning assets 17,692,095 $ 17,801,490 $ 15,563,670 $ Net interest margin (GAAP) 3.09% 3.25% 3.49% Net interest margin (FTE) 3.16% 3.32% 3.56% NET INTEREST MARGIN For the three months ended Net interest income (FTE) and total adjusted revenue (FTE), which are used in computing net interest margin (FTE) and adjusted operating efficiency ratio (FTE), respectively, provide valuable additional insight into the net interest margin and the efficiency ratio by adjusting for differences in tax treatment of interest income sources. The entire FTE adjustment is attributable to interest income on earning assets, which is used in computing yield on earning assets. Interest expense and the related cost of interest-bearing liabilities and cost of funds ratios are not affected by the FTE components.

Reconciliation of Non-GAAP Disclosures 22 (Dollars in thousands) Atlantic Union Bankshares Atlantic Union Bank Assets (GAAP) 19,854,612 $ 19,799,882 $ Less: Intangible assets 989,031 989,031 Tangible assets (non-GAAP) 18,865,581 $ 18,810,851 $ Less: PPP loans 1,512,714 Tangible assets, excl PPP (non-GAAP) 17,352,867 $ Common equity (GAAP) 2,543,375 $ 2,872,541 $ Less: Intangible assets 989,031 989,031 Tangible common equity (non-GAAP) 1,554,344 $ 1,883,510 $ Common equity to assets (GAAP) 12.8% 14.5% Tangible common equity to tangible assets (non-GAAP) 8.2% 10.0% Tangible common equity to tangible assets, excl PPP (non-GAAP) 9.0% Book value per common share (GAAP) 32.37 $ Tangible book value per common share (non-GAAP) 19.78 $ TANGIBLE COMMON EQUITY As of March 31, 2021 Tangible assets and tangible common equity are used in the calculation of certain profitability, capital, and per share ratios. The Company believes tangible assets, tangible common equity and the related ratios are meaningful measures of capital adequacy because they provide a meaningful base for period-to-period and company-to-company comparisons, which the Company believes will assist investors in assessing the capital of the Company and its ability to absorb potential losses.

Reconciliation of Non-GAAP Disclosures 23 ($ IN THOUSANDS) Operating Earnings Per Share (Dollars in thousands) As of March 31, 2021 As of December 31, 2020 As of March 31, 2020 Allowance for loan losses (ALLL) 142,911 $ 160,540 $ 141,043 $ Reserve for unfunded commitment (RUC) 12,833 10,000 9,000 Allowance for credit losses (ACL) 155,744 $ 170,540 $ 150,043 $ Total loans held for investment (GAAP) 14,272,280 $ 14,021,314 $ 12,768,841 $ Less: PPP adjustments 1,512,714 1,179,522 - Total loans held for investment, excluding PPP (non-GAAP) 12,759,566 $ 12,841,792 $ 12,768,841 $ ALLL to total loans held for investment (GAAP) 1.00% 1.14% 1.10% ALLL to total loans held for investment, excluding PPP (non-GAAP) 1.12% 1.25% 1.10% RUC to total loans held for investment (GAAP) 0.09% 0.07% 0.07% RUC to total loans held for investment, excluding PPP (non-GAAP) 0.10% 0.08% 0.07% ACL to total loans held for investment (GAAP) 1.09% 1.22% 1.18% ACL to total loans held for investment, excluding PPP (non-GAAP) 1.22% 1.33% 1.18% ALLOWANCE FOR CREDIT LOSSES RATIO PPP adjustment impact excludes the SBA guaranteed loans funded during 2020 and 2021. The Company believes loans held for investment (net of deferred fees and costs), excluding PPP is useful to investors as it provides more clarity on the Company’s organic growth. The Company also believes that the related non-GAAP financial measures of past due loans still accruing interest as a percentage of total loans held for investment (net of deferred fees and costs), excluding PPP, are useful to investors as loans originated under the PPP carry an SBA guarantee. The Company believes that the ALLL as a percentage of loans held for investment (net of deferred fees and costs), excluding PPP, is useful to investors because of the size of the Company’s PPP originations and the impact of the embedded credit enhancement provided by the SBA guarantee.